For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE PROVIDES 2008 FINANCIAL GUIDES

DURHAM, NC - January 18, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today revenue and expense guidance for the full year of 2008.

Inspire expects to record aggregate revenue in the range of $62-$76 million and expects operating expenses to be in the range of $109-$129 million in 2008. Based on current operating plans, the Company expects its cash and investments would provide liquidity through 2009. The revenue range is based on projected sales from AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. The Company is withdrawing the guidance previously provided for AzaSite 2008 revenues.

Inspire will provide additional financial, operating and program details and assumptions when it reports fourth quarter 2007 financial results on February 26, 2008 and hosts its quarterly earnings conference call that day at 10:00 am ET.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made that the Company's aggregate 2008 revenue will reach the range expected, that aggregate 2008 operating expenses will fall within the expected range, or that the Company's current cash and investments will provide liquidity through 2009 or any other period based on current operating plans. The Company may update its guidance in the future. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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